UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) June 30, 2016

CHUGACH ELECTRIC ASSOCIATION, INC.

(Exact name of registrant as specified in its charter)

Alaska	33-42125	92-0014224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 Electron Drive, Anchorage, AK	99518
(Address of Principal’s Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (907) 563-7494

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Effective June 30, 2016, Chugach Electric Association, Inc. (Chugach) entered into the Second Amended and Restated Master Loan Agreement (Master Loan Agreement) with CoBank, ACB, and the related Second Supplement to the Master Loan Agreement (Supplement), the Fifth Supplemental Indenture to the Second Amended and Restated Indenture of Trust, and the 2016 CoBank Note.

For more information on the terms of the Master Loan Agreement, the Supplement, the Fifth Supplemental Indenture to the Second Amended and Restated Indenture of Trust and the 2016 CoBank Note, please refer to the description set forth in Item 2.03 below, which is incorporated into this Item 1.01 by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a)  On June 30, 2016, Chugach entered into the Master Loan Agreement with respect to a $45,600,000 term loan with CoBank, ACB, due April 20, 2031. The Master Loan Agreement was entered into for the purpose of repaying outstanding commercial paper used to finance Chugach’s investment in the Beluga River Unit. Under the Master Loan Agreement, the term loan will bear interest at 2.58% per annum. Interest will be paid quarterly each January 20, April 20, July 20 and October 20, commencing on July 20, 2016. Principal will be paid in quarterly installments beginning July 20, 2016, resulting in an average life of approximately 6.5 years. Chugach’s obligations under the term loan are secured, ranking equally with all other long-term obligations, by a first lien on substantially all of Chugach’s assets, pursuant to the Fifth Supplemental Indenture to the Second Amended and Restated Indenture of Trust, which initially became effective on January 20, 2011, as previously amended and supplemented. The 2016 CoBank Note will be issued by Chugach pursuant to the Supplement.

The Master Loan Agreement, the Supplement, the Fifth Supplemental Indenture to the Second Amended and Restated Indenture of Trust and the form of the 2016 CoBank Note, in their entireties, will be filed as exhibits to Chugach’s next quarterly filing on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 1, 2016		CHUGACH ELECTRIC ASSOCIATION, INC.
	By:	/s/ Bradley W. Evans
Bradley W. Evans
Chief Executive Officer